Exhibit 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

SOUTHCROSS ENERGY PARTNERS GP, LLC

A Delaware Limited Liability Company

Dated as of August 4, 2014

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Exhibit A	Members
Exhibit B	Directors
Exhibit C	Officers

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOUTHCROSS ENERGY PARTNERS GP, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Southcross Energy Partners GP, LLC (the “Company”), a limited liability company organized under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended (the “Act”), is made and entered into as of this 4th day of August, 2014 by Southcross Holdings LP, a Delaware limited partnership (“Holdings”), the sole member of the Company.

RECITALS:

WHEREAS, the Company was formed as a Delaware limited liability company on April 12, 2012; and

WHEREAS, Holdings has acquired all of the then outstanding Membership Interests of the Company;

WHEREAS, the Company desires to (a) enhance its ability to motivate, attract and retain the services of officers, employees or other service providers upon whose judgment, interest and special effort the successful conduct of the Partnership Group’s business is largely dependent and (b) promote the success and enhance the value of the Partnership Group by linking the personal interests of the MLP Group’s officers, employees or other service providers to those of the Partnership, the Company and their respective partners;

WHEREAS, in furtherance of the foregoing, the Company plans to issue to Southcross GP Management Holdings, LLC (“Management LLC”), from time to time, Membership Interests, having such vesting or other restrictions and such designations, preferences and other participating or relative rights, powers and duties as may be set forth in this Agreement and an Award Agreement between the Company, Management LLC and the applicable participant; and

WHEREAS, Holdings, as the sole member of the Company, deems it advisable to amend and restate the Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 7, 2012 (the “Current Limited Liability Company Agreement”), in its entirety as set forth herein.

NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings, as the sole member of the Company, hereby amends and restates the Current Limited Liability Company Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” has the meaning set forth in the introductory paragraph. All references in this Agreement to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” is defined in the introductory paragraph, as the same may be amended, modified, supplemented or restated from time to time.

“Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any national securities exchange trading market recognized by the Commission on which securities issued by the Partnership are listed or quoted.

“Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member shall be the shareholder, partner, member or other equity owner or owners of the dissolved Member or such other Persons to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member.

“Audit Committee” is defined in Section 7.10(b).

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board” is defined in Section 6.1.

“Book Depreciation” means an amount which bears the same ratio to the Book Value of a Company asset as the amount of depreciation, amortization or other cost recovery deductions with respect to the asset, computed for federal income tax purposes, bears to the adjusted tax basis of the asset; provided, that if the adjusted tax basis of the asset is zero, Book Depreciation shall be determined under any reasonable method selected by the Board, and provided, further, if the remedial allocation method of Treasury Regulations Section 1.704-3(d) is utilized with respect to a Company asset, Book Depreciation shall be determined under Treasury Regulations Section 1.704-3(d)(2).

“Book Value” means, with respect to each Company asset, the adjusted basis of the asset for federal income tax purposes, except that (a) the initial Book Value of an asset other than money contributed by a Member to the Company shall be the Fair Market Value of the asset on the date of contribution, as agreed by the contributor and the Board, (b) immediately prior to the occurrence of a Revaluation Event, the Book Value of all the Company’s assets (including intangibles) shall be adjusted to their respective Fair Market Values on such date, (c) the Book Value of any Company asset distributed to any Member will be adjusted to equal the Fair Market Value of such asset on the date of distribution, (d) if the Book Value of any Company asset has been determined pursuant to the preceding clauses, the Book Value of the asset shall thereafter be adjusted by Book Depreciation in lieu of any depreciation, amortization or other cost recovery deductions otherwise allowable for federal income tax purposes and (e) the Book Value of any Company asset will be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Code Section 743(b) or Section 734(b) but only to the extent such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Book Values will not be adjusted pursuant to this clause (e) to the extent an adjustment pursuant to clause (b) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (e). If the Book Value of a Company asset has been determined or adjusted pursuant to this definition, such Book Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Loss.

“Business Day” means (a) any day on which the national securities exchange upon which securities of the Partnership are listed is open for trading or (b) in the event that no Partnership securities are listed on a national securities exchange, any day on which the New York Stock Exchange is open for trading.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the provisions of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Class A Units” means a Unit, representing a fractional part of the Membership Interests of the Members, and having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Units” means a Unit, representing a fractional part of the Membership Interests of the Members, and having the rights and obligations specified with respect to Class B Units in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” is defined in the Partnership Agreement.

“Company” is defined in the introductory paragraph.

“Compensation Committee” is defined in Section 7.10(d).

“Conflicts Committee” is defined in the Partnership Agreement.

“Current Limited Liability Company Agreement” is defined in the recitals.

“Delaware Certificate” is defined in Section 2.1, as the same may be amended from time to time.

“Director” or “Directors” means a member or members of the Board.

“Dispose,” “Disposing” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, pledge, grant of a security interest, exchange or other disposition of such asset, whether such disposition is voluntary, involuntary or by operation of Applicable Law.

“Dissolution Event” is defined in Section 12.1(a).

“Fair Market Value” means the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell, and both having reasonable knowledge of the relevant facts, as determined by the Board in good faith.

“Governmental Authority” or “Governmental” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Group Member” means any member of the Partnership Group.

“Group Member Agreement” is defined in the Partnership Agreement.

“Holdings” is defined in the introductory paragraph.

“Holdings Entities” means Holdings and its Affiliates (other than the Company and the Partnership Group).

“Incentive Plan” means any plan or arrangement pursuant to which the Company may compensate its employees, consultants, directors and/or service providers.

“Incentive Unit Plan” means the Southcross Energy Partners GP, LLC and Southcross GP Management Holdings, LLC 2014 Equity Incentive Plan adopted as of August 4, 2014, as it may be amended from time to time.

“Indemnitee” means any of (a) the Members, (b) any Person who is or was an Affiliate of the Company (other than any Group Member), (c) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company (other than any Group Member), (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.

“Limited Partner” and “Limited Partners” are defined in the Partnership Agreement.

“Managing Member” means Holdings and its successors and permitted assigns that are admitted to the Company as Managing Member.

“Member” means the Managing Member and each other Person designated as a Member on Exhibit A.

“Membership Interest” means, with respect to any Member, that Member’s limited liability company interests in the Company, including its share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company.

“Merger Agreement” is defined in Section 13.1.

“Net Income” and “Net Loss” mean, for each Fiscal Tax Year or other relevant period, an amount equal to the Company’s taxable income or loss for such Fiscal Tax Year or relevant period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) If the Book Value of any of the Company’s assets is adjusted pursuant to clause (b) or (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation;

(f) Any items that are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Income or Net Loss; and

(g) To the extent an adjustment to the adjusted tax basis of any asset included in the Company’s assets pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment includes the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of such asset for purposes of computing Net Income and Net Loss.

“Notices” is defined in Section 14.2.

“Officer” is defined in Section 8.1(b).

“Partnership” means Southcross Energy Partners, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, to be dated as of August 4, 2014, as it may be further amended and restated, or any successor agreement.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” is defined in Section 13.1.

“Revaluation Event” means, except as otherwise determined by the Board, (a) the acquisition from the Company of any additional Membership Interest by any new or existing Member in exchange for a Capital Contribution or as consideration for services performed on behalf of the Partnership Group, (b) a distribution by the Company of money or other property in reduction or liquidation of a Membership Interest or (c) the liquidation of the Company (as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(g)).

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, the percentage specified for that Member as its Sharing Ratio on Exhibit A; provided, however, that the total of all Sharing Ratios shall always equal 100%.

“Special Approval” is defined in the Partnership Agreement.

“Subsidiary” is defined in the Partnership Agreement.

“Surviving Business Entity” is defined in Section 13.1.

“Tax Fiscal Year” means the fiscal year of the Company for financial statement purposes and for federal and applicable state and local income tax purposes as determined by the Board or required under the Code.

“Tax Matters Member” is defined in Section 10.1(a).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and class of Units, including the Class A Units and Class B Units.

“Withdraw,” “Withdrawing” or “Withdrawal” means the resignation of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

(b) Other terms defined herein have the meanings so given them.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”) on April 12, 2012 with the Secretary of State of the State of Delaware under and pursuant to the Act. Holdings is hereby designated as an “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.

Section 2.2 Name.

The name of the Company is “Southcross Energy Partners GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board or the Managing Member may select.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Applicable Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Delaware Certificate or such other Person or Persons as the Board may designate in the manner provided by Applicable Law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate.

Section 2.4 Purposes.

The purpose of the Company is to own, acquire, hold, sell, transfer, assign, dispose of or otherwise deal with partnership or other interests in, and act as the general partner or other interest holder of, the Partnership and each other Group Member as described in the Partnership Agreement and each Group Member Agreement and to otherwise manage and control the business and affairs of the Partnership Group and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other Applicable Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 2.5 Term.

The period of existence of the Company commenced on April 12, 2012 and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.4.

Section 2.6 No State Law Partnership.

Except to the extent provided in the next sentence, the Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer, for any purposes, and this Agreement shall not be construed to the contrary. Notwithstanding the foregoing, the Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes. Except to the extent otherwise provided herein, each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment unless otherwise required by law.

Section 2.7 Certain Undertakings Relating to Separateness.

(a) Separateness Generally. The Company shall, and shall cause each Group Member to, conduct their respective businesses and operations separate and apart from those of any other Person (including the Holdings Entities), except as provided in this Section 2.7.

(b) Separate Records. The Company shall, and shall cause each Group Member to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries and (iii) file their respective own tax returns separate from those of any other Person, except (A) to the extent that such Group Member or the Company (1) is treated as a “disregarded entity” for tax purposes or (2) is not otherwise required to file tax returns under Applicable Law or (B) as may otherwise be required by Applicable Law.

(c) Separate Assets. The Company shall not, and shall cause each Group Member to not, commingle or pool its funds or other assets with those of any other Person and shall maintain its assets in a manner in which it is not costly or difficult to segregate, ascertain or otherwise identify its assets as separate from those of any other Person.

(d) Separate Name. The Company shall, and shall cause the members of the Partnership Group to, (i) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries or the Partnership, (ii) use their or the Partnership’s separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities as members of the Partnership Group from that of any other Person (including the Holdings Entities) and (iv) generally hold themselves and the Partnership Group out as entities separate from any other Person (including the Holdings Entities).

(e) Separate Credit. The Company shall not (i) pay its own liabilities from a source other than its own funds, (ii) guarantee or become obligated for the debts of any other Person, except its Subsidiaries or a Group Member, (iii) hold out its credit as being available to satisfy the obligations of any other Person, except its Subsidiaries or a Group Member, (iv) acquire obligations or debt securities of its Affiliates (other than its Subsidiaries or a Group Member) or (v) pledge its assets for the benefit of any Person or make loans or advances to any Person, except its Subsidiaries or a Group Member; provided, however, that the Company may engage in any transaction described in clauses (ii) through (v) of this Section 2.7(e) if prior Special Approval has been obtained for such transaction and either (A) the Conflicts Committee has determined, or has obtained reasonable written assurance from a nationally recognized firm of independent public accountants or a nationally recognized investment banking or valuation firm, that the borrower or recipient of the credit extension is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (iv), such transaction is completed through a public auction or a national securities exchange.

(f) Separate Formalities. The Company shall, and shall cause each Group Member to, (i) observe all limited liability company or limited partnership formalities, as the case may be, and other formalities required by its organizational documents, the laws of the jurisdiction of its formation and other Applicable Laws, (ii) engage in transactions with any of the Holdings Entities or their respective members, shareholders or partners, as applicable, in conformity with the requirements of Article 9 of the Partnership Agreement and (iii) promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative services and costs for services performed, and capital expenditures made, by any of the Holdings Entities or their respective members, shareholders or partners, as applicable. Each material contract between the Company or a Group Member, on the one hand, and any of the Holdings Entities or their respective members, shareholders or partners, as applicable, on the other hand, shall be in writing.

(g) No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities, or restrict or limit the Company from engaging or contracting with the Holdings Entities for the provision of services or the purchase or sale of products.

ARTICLE III

MEMBERSHIP

Section 3.1 Members ; Additional Members

The Members of the Company are set forth on Exhibit A, as such Exhibit may be amended from time to time in accordance with this Agreement. Additional Persons may be admitted to the Company as Members, and Membership Interests may be issued, on such terms and conditions as the Board may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members or Membership Interests having different (including senior) rights, powers and duties, including different classes of Units. Upon the issuance of additional Membership Interests, the Board shall update Exhibit A to reflect the current schedule of all Members, each Member’s ownership interest in the Company, including the number of Units each member owns, and each Member’s Sharing Ratio.

Section 3.2 Units.

The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. The Units initially shall consist of two classes: Class A Units and Class B Units, and each shall have the rights, powers, preferences, privileges, limitations, restrictions and obligations as set forth herein, including without limitation, rights to distributions (liquidation or otherwise) and allocation in accordance with the terms of this Agreement; provided that the Class B Units are non-voting Units and the holders of the Class B Units shall have no authority to exercise any control over the management of the Company, except as otherwise expressly required under this Agreement or by non-waivable provisions of applicable law. Subject to the terms of this Agreement, additional Units, and additional series or classes of Units, may be issued from time to time as determined by the Board, with such relative rights, powers and obligations as the Board may determine in accordance with this Agreement. The Company may issue fractional Units.

Section 3.3 Capital Accounts.

(a) The Company shall maintain for each Member a separate Capital Account in accordance with Treasury Regulations Section 1.704-1(b) and including the following provisions. Each Capital Account shall be (i) increased by (A) the cash amount or Book Value at the time of contribution (net of any liabilities assumed) of all Capital Contributions subsequently made (or deemed to be made) by such Member to the Company pursuant to this Agreement, (B) Net Income and all items of the Company’s income and gain allocated to such Member pursuant to Article IV and (C) any other increases required by the Treasury Regulations, and (ii) decreased by (A) the cash amount or Book Value of all distributions of cash or property (net of any liabilities assumed) made by the Company to such Member pursuant to this Agreement, (B) Net Loss and all items of the Company’s deduction and loss allocated to such Member pursuant to Article IV and (C) any other decreases required by the Treasury Regulations.

(b) The determination of the amount of any liability for purposes of this Section 3.2 shall be made in accordance with Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations promulgated thereunder.

(c) In the event all or a portion of a Member’s Membership Interest is Disposed in accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the Disposing Member to the extent it relates to the Disposed Membership Interest.

(d) It is the intention of the Members that Capital Accounts shall be determined in a manner so that the allocations in this Agreement will have, or be deemed to have, substantial economic effect under Section 704(b) of the Code and Treasury Regulations promulgated thereunder. In the event that the Board determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members or their Affiliates), are computed in order to comply with such Treasury Regulations, the Board shall make such modification provided it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article X hereunder upon the dissolution of the Company. In the event that unanticipated events might otherwise cause this Agreement not to comply with such Treasury Regulations, the Board, consistent with the prior sentence, shall make such modifications as it deems appropriate

Section 3.4 Access to Information.

Each Member shall be entitled to receive any information that it may request concerning the Company for any purpose reasonably related to such Member’s interest in the Company; provided, however, that this Section 3.4 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company for any purpose reasonably related to such Member’s interest in the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

Section 3.5 Liability.

(a) Except as otherwise provided by the Act, no Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

(b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that, to the fullest extent permitted by Applicable Law, the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.

Section 3.6 Withdrawal.

A Member does not have the right or power to Withdraw.

ARTICLE IV

DISPOSITION

OF MEMBERSHIP INTERESTS

Section 4.1 Assignment; Admission of Assignee as a Member.

Subject to this Article IV, the Managing Member may assign in whole or in part its Membership Interests. No Member (other than the Managing Member) shall Dispose of all or any portion of such Member’s Membership Interests at any time without the prior written approval of the Managing Member in its sole discretion. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if (a) the Member making the Disposition (a “Disposing Member”) has granted the Assignee either (i) all, but not less than all, of such Disposing Member’s Membership Interests or (ii) the express right to be so admitted and (b) such Disposition is effected in strict compliance with this Article IV. If a Member transfers all of its Membership Interest in the Company pursuant to this Article IV, such admission shall be deemed effective immediately prior to the transfer and, immediately upon such admission, the transferor Member shall cease to be a member of the Company.

Section 4.2 Requirements Applicable to All Dispositions and Admissions.

Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:

(a) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member.

(b) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition, except as otherwise may be provided in any instrument or agreement pursuant to which a Disposition of Membership Interests is effected.

(c) Agreement to be Bound. The Assignee shall execute a counterpart to this Agreement or other instrument by which such Assignee agrees to be bound by this Agreement.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1 Initial Capital Contributions.

In the event that any Member is admitted to the Company and is given a Capital Account in exchange for services rendered to the Company or an Affiliate of the Company, such transaction shall be treated by the Company and the affected Member as if the Member had been compensated in cash and such Member had contributed the cash that the Member would have received to the capital of the Company. No Member shall be required to make additional Capital Contributions to the Company without such Member’s prior written consent. No Member shall be permitted to make additional Capital Contributions to the Company without the prior written consent of the Managing Member. Notwithstanding the foregoing, Members may, from time to time, be required to return distributions to the Company pursuant to Section 5.3 or otherwise pursuant to the terms of the Incentive Unit Plan or applicable Award Agreement.

Section 5.2 Loans.

If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Company. Any advance described in this Section 5.2 will constitute a loan from the Member to the Company, will bear interest at a lawful rate determined by the Board and the Member making the loan from the date of the advance until the date of payment and will not be a Capital Contribution.

Section 5.3 Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 5.4 Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article V shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-303, 18-607 and 18-804 of the Act.

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

Section 6.1 Distributions.

Distributions to the Members shall be made only to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Board of Directors of the Company (the “Board”); provided, however, that any loans from Members pursuant to Section 5.3 shall be repaid prior to any distributions to Members pursuant to this Section 6.1.

Section 6.2 Allocations of Profits and Losses.

The Company’s profits and losses shall be allocated to the Members in proportion to their respective Sharing Ratios.

Section 6.3 Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other Applicable Law.

ARTICLE VII

MANAGEMENT

Section 7.1 Management by Board of Directors.

(a) The management of the Company is fully reserved to the Managing Member, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company.

(b) The Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(c) The Managing Member hereby delegates to the Board, to the fullest extent permitted under this Agreement and Applicable Law, all power and authority related to the Company’s management and control of the business and affairs of the Partnership Group.

(d) Notwithstanding anything herein to the contrary, without obtaining approval of the Managing Member, the Company shall not, and shall not take any action to cause the Partnership to, (i) sell all or substantially all of the assets of the Company or the Partnership, (ii) merge or consolidate, (iii) to the fullest extent permitted by Applicable Law, dissolve or liquidate, (iv) make or consent to a general assignment for the benefit of their respective creditors, (v) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or the Partnership, as applicable, or otherwise seek, with respect to the Company or the Partnership, such relief from debtors or protection from creditors generally or (vi) take various actions similar to those described in any of clauses (i) through (v) of this Section 7.1(d).

Section 7.2 Number; Qualification; Tenure.

(a) The number of Directors constituting the Board shall be at least two and no more than nine, and may be fixed from time to time pursuant to a resolution adopted by the Managing Member. A Director need not be a Member. Each Director shall be elected or approved by the Managing Member and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are duly elected and qualified.

(b) The Directors of the Company in office at the date of this Agreement are set forth on Exhibit B hereto.

Section 7.3 Regular Meetings.

Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.

Section 7.4 Special Meetings.

A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.

Section 7.5 Notice.

Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 7.6 Action by Consent of Board.

To the extent permitted by Applicable Law, the Board may act without a meeting and without prior notice so long as a majority of the Directors then in office shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 7.7 Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 7.8 Quorum and Action.

A majority of the Directors then in office, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by

Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors then in office, or any committee of the Board, respectively. The Directors then in office present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 7.9 Vacancies; Increases in the Number of Directors.

Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the appointment of individuals approved by the Managing Member. Any Director so appointed shall hold office until the next annual election and until his successor shall be duly elected and qualified, unless sooner displaced.

Section 7.10 Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by Applicable Law.

(b) The Board shall have an audit committee (the “Audit Committee”) comprised of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.

(c) The Board may, from time to time, establish a Conflicts Committee. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any provision of this Agreement, the Partnership Agreement or any Group Member Agreement or any duty (including any fiduciary duty) otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duty owed by the Board or any Director to the Company or the Members.

(d) The Board may have a compensation committee (the “Compensation Committee”). The Compensation Committee may be charged with such matters pertaining to the compensation of Directors, Officers and other personnel of the Company, the review, approval and administration of any Incentive Plans put in place by the Company or any Group Member and such other related matters as may be directed by the Board from time to time.

(e) A majority of the Directors constituting any committee, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business of such committee. Except as otherwise required by Applicable Law, all decisions of any committee shall require the affirmative vote of a majority of the Directors constituting such committee.

(f) To the extent permitted by Applicable Law, any committee may act without a meeting and without prior notice so long as a majority of the Directors constituting such committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

(g) A committee may fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.5. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 7.11 Removal.

Any Director or the entire Board may be removed at any time, with or without cause, by the Managing Member.

Section 7.12 Compensation of Directors.

Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that Directors who are also employees of the Company thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.

Section 7.13 Responsibility and Authority of the Board; Standards of Conduct of Directors and Officers.

(a) The Board and the Officers may exercise only such powers of the Company and do such acts and things as are expressly authorized by this Agreement, the Partnership Agreement or any Group Member Agreement. Notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, any matter approved by the Board or any Officer in accordance with the provisions, and subject to the limitations, of the Partnership Agreement or any Group Member Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director or Officer to the Company or the Members.

(b) Notwithstanding anything herein to the contrary, the Managing Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to management and control of the business and affairs of the Partnership Group, and the Board and the Officers shall have no authority to act with respect to any matter that does not relate to the management and control of the business and affairs of the Partnership Group except as may be expressly authorized and directed from time to time by the Managing Member. For illustrative purposes, the internal business and affairs of the Company where the Managing

Member shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the prosecution, settlement or management of any claim made directly against the Company and not involving or relating to the Partnership Group, (iii) the decision to sell, convey, transfer or pledge any asset of the Company other than assets of the Partnership Group, (iv) the decision to amend, modify or waive any rights relating to the assets of the Company other than assets of the Partnership Group, (v) the voting of, or exercise of other rights with respect to, any securities or other interests held by the Company in any Group Member and (vi) the decision to enter into any agreement to incur an obligation of the Company, other than an agreement entered into for and on behalf of any Group Member for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership.

(c) Whenever the Directors or Officers (in their respective capacities as such), make a determination or cause the Company to take or decline to take any other action relating to the management and control of the business and affairs of the Partnership Group for which the Company or the Directors or Officers are required to act in accordance with a particular standard under the Partnership Agreement or any Group Member Agreement, as applicable, then the Directors and Officers shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or at equity.

(d) To the extent that the Directors or Officers (in their respective capacities as such), make a determination or cause the Company to take or decline to take any other action in any circumstance not described in Section 7.13(c) under any express authorization or direction of the Managing Member that may be in effect from time to time, then unless another express standard is provided for in this Agreement or the Partnership Agreement or a Group Member Agreement, the Directors and Officers shall make such determination or cause the Company to take or decline to take such other action in the subjective belief that the determination or other action is in the best interest of the Managing Member and, to the fullest extent permitted by law, shall not otherwise be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or at equity.

Section 7.14 Other Business of Members, Directors and Affiliates.

(a) The Members, each Director and their respective Affiliates (other than any Group Member) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any Group Member, and the Company, any Group Member, the Directors and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or any Group Member, shall not be deemed wrongful or improper.

(b) None of the Members, any Director or any of their respective Affiliates (other than any Group Member) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or a Group Member, shall have any duty to communicate or offer such opportunity to the Company or any Group Member, and such Persons shall not be liable to the Company or the Members for breach of any duty by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or any Group Member; provided such Members, Director or any of their Affiliates do not engage in such business or activity using confidential or proprietary information that was provided by or on behalf of the Partnership Group.

ARTICLE VIII

OFFICERS

Section 8.1 Officers.

(a) The Board shall elect one or more persons to be Officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its capacity as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any individuals who are elected as Officers of the Company shall serve at the pleasure of the Board and shall have such titles and the authority and duties specified in this Agreement or otherwise delegated to each of them, respectively, by the Board from time to time. The salaries or other compensation, if any, of the Officers of the Company shall be fixed by the Board.

(b) The officers of the Company may consist of a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Financial Officer, a Secretary and such other officers as the Board from time to time may deem proper (each an “Officer” and collectively, the “Officers”). All Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board may from time to time elect such other Officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company. Such other Officers and agents shall have such authority and responsibilities and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board, as the case may be from time to time.

Section 8.2 Election and Term of Office.

Each Officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 8.10.

Section 8.3 Chairman of the Board.

The Chairman of the Board, if any, shall be chosen from among the Directors and shall preside, if present, at all meetings of the Board and of the Limited Partners of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time. The Directors also may elect a Vice Chairman of the Board to act in the place of the Chairman of the Board upon his or her absence or inability to act.

Section 8.4 Chief Executive Officer.

The Chief Executive Officer, who may be the Chairman or Vice Chairman of the Board and/or the President, shall have general and active management authority over the business of the Company and, subject to the control of the Board, shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

Section 8.5 President.

The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall preside at all meetings of the Members. The President shall perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.

Section 8.6 Vice Chairman and Chief Commercial Officer.

The Vice Chairman and Chief Commercial Officer shall, in the absence or disability of the President, perform the duties and exercise the powers of President. The Vice Chairman and Chief Commercial Officer shall perform all duties and have all powers incident to the office of Vice Chairman and Chief Commercial Officer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer, the President or as may be prescribed by the Board from time to time.

Section 8.7 Vice Presidents.

Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President and the Vice Chairman and Chief Commercial Officer, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

Section 8.8 Chief Financial Officer.

The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and, subject to the control of the Board, in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall receive and deposit all monies and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer of the Company may from time to time determine. The Chief Financial Officer shall render to the Board, the Chief Executive Officer and the President, whenever any of them request it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time. The Chief Financial Officer shall have the same power as the President and Chief Executive Officer to execute documents on behalf of the Company.

Section 8.9 Secretary.

The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board, the Members and the Limited Partners. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement or the Partnership Agreement or any Group Member Agreement, as applicable, and as required by Applicable Law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

Section 8.10 Removal.

Any Officer elected, or agent appointed, by the Board may be removed, with or without cause, by the affirmative vote of a majority of the Directors then in office whenever, in such majority’s judgment, the best interests of the Company would be served thereby. No Officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 8.11 Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE IX

INDEMNITY AND LIMITATION OF LIABILITY

Section 9.1 Indemnification.

(a) To the fullest extent permitted by Applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 9.1.

(c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 9.1; and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons, and each Indemnitee shall be deemed a third party beneficiary of this Agreement for purposes of its rights under this Section 9.1 and Section 9.2.

(i) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 9.1(A), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 9.2 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement or any Group Member Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to any limitations set forth in Article VII and Article VIII, the Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed in good faith by the Board.

(c) Except as expressly set forth in this Agreement, no Member or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member, notwithstanding any duty otherwise existing at law or in equity, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Members or any other Indemnitee otherwise existing under Applicable Law or in equity, are agreed by the Members to replace such other duties and liabilities of the Members and such other Indemnitee.

(d) No amendment, modification or repeal of this Section 9.2 or any provision hereof shall in any manner affect the limitations on the liability of any Indemnitee under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X

TAXES

Section 10.1 Taxes.

(a) The Board shall from time to time designate a Member to act as the “tax matters partner” under Section 6231 of the Internal Revenue Code of 1986, as amended from time to time, subject to replacement by the Board (such Member, the “Tax Matters Member”). The initial Tax Matters Member will be Holdings. The Tax Matters Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company. The Company shall bear the costs of the preparation and filing of its returns.

(b) The Company and the Members acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Members pursuant to Treasury Regulation § 301.7701-3 as long as all of the Membership Interests in the Company are owned by a sole Member.

ARTICLE XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 11.1 Maintenance of Books.

(a) The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and the Members and any other books and records that are required to be maintained by Applicable Law.

(b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with United States generally accepted accounting principles, consistently applied.

Section 11.2 Reports.

The Board shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

Section 11.3 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the consent of the Managing Member;

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by Applicable Law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 12.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Managing Member shall act as, or alternatively appoint, a liquidator (who will be the “liquidating trustee” for purposes of the Act). The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) subject to the Act, the liquidator shall satisfy from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up or otherwise make adequate provision for payment and satisfaction thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine)); and

(iii) all remaining assets of the Company shall be distributed to the Members in accordance with Section 6.1.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, such Member shall have no claim against any other Member for those funds.

Section 12.3 Deficit Capital Accounts.

No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

Section 12.4 Certificate of Cancellation.

On completion of the winding up of the Company as provided herein and under the Act, the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIII

MERGER, CONSOLIDATION OR CONVERSION

Section 13.1 Authority.

Subject to compliance with Section 7.1(d), the Company may merge or consolidate with one or more domestic or foreign corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)), or convert into any such domestic or foreign entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIII. The surviving entity to any such merger, consolidation or conversion is referred to herein as the “Surviving Business Entity.”

Section 13.2 Procedure for Merger, Consolidation or Conversion.

(a) The merger, consolidation or conversion of the Company pursuant to this Article XIII requires the prior approval of a majority of the Board and compliance with Section 13.3.

(b) If the Board shall determine to consent to a merger or consolidation, the Board shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the Surviving Business Entity that is to survive the proposed merger or consolidation;

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation, limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 13.4 or a later date specified in or determinable in accordance with the Merger Agreement; provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein; and

(vii) such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board.

(c) If the Board shall determine to consent to a conversion of the Company, the Board shall approve and adopt a Plan of Conversion containing such terms and conditions that the Board determines to be necessary or appropriate.

Section 13.3 Approval of Merger, Consolidation or Conversion.

(a) The Board, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to the Managing Member, for its consent. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) The Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the Managing Member.

(c) After such consent of the Managing Member, and at any time prior to the filing of the certificate of merger, consolidation or conversion pursuant to Section 13.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

Section 13.4 Certificate of Merger, Consolidation or Conversion.

(a) Upon the required approval by the Board and the Managing Member of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger, consolidation or conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act and shall have such effect as provided under the Act or other Applicable Law.

(b) A merger, consolidation or conversion effected pursuant to this Article XIII shall not (i) to the fullest extent permitted by Applicable Law, be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article XII of this Agreement or under the applicable provisions of the Act.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Offset.

Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Section 14.2 Notices.

Except as otherwise expressly provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery or facsimile or electronic mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

Southcross Energy Partners GP, LLC

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attn: Chief Executive Officer

Fax: (214) 979-3806

To Holdings:

Southcross Holdings LP

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attn: Chief Executive Officer

Fax: (214) 979-3710

c/o Charlesbank Equity Fund VI, Limited Partnership

200 Clarendon Street, 54th Floor

Boston, Massachusetts 02116

Attn: Jon Biotti

Fax: (617) 619-5402

Section 14.3 Entire Agreement; Superseding Effect.

This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written, including the Current Limited Liability Company Agreement.

Section 14.4 Effect of Waiver or Consent.

Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 14.5 Amendment or Restatement.

This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board, without the approval of any Member, may amend any provision of the Delaware Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members.

Section 14.6 Binding Effect.

Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

Section 14.7 Governing Law; Severability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (x) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby and (y) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 14.8 Venue.

Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware). Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware) with respect to any such claim, suit, action or proceeding and waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery (or other state court) of the State of Delaware.

Section 14.9 Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 14.10 Waiver of Certain Rights.

Each Member, to the fullest extent permitted by Applicable Law, irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 14.11 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. To the fullest extent permitted by Applicable Law, the use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of a party is expressly permitted by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

MEMBER:	SOUTHCROSS HOLDINGS LP

	By:	Southcross Holdings GP LLC, its general partner

		By:	/s/ David W. Biegler
David W. Biegler
Chief Executive Officer

Signature Page to the Amended and Restated Limited Liability Company Agreement

Exhibit A

MEMBERS

Member	Sharing Ratio
Southcross Holdings LP	100%

Exhibit B

DIRECTORS

David W. Biegler	Director
Jon M. Biotti	Director
Jason Downie	Director
Wallace C. Henderson	Director
Jerry W. Pinkerton	Director
Ronald G. Steinhart	Director
Bruce A. Williamson	Director